EXHIBIT 99.(a)(1)(G)
To: [Option Holder Name]
From: David Gladstone
Date: April                     , 2006
Re: Confirmation of Amendment of Options
Thank you for your participation in Gladstone Capital Corporation’s Offer to Amend Options. Certain terms not explicitly defined herein but defined in the Offer to Amend Options shall have the same definitions as used in the Offer to Amend Options. All stock options held by you have been amended, with a new expiration date of September 30, 2006, as identified on the following page entitled “Stock Options Amended.”
You can view a summary of your stock option grant(s) by sending a request to Paula Novara via e-mail at paula.novara@gladstonemanagement.com or via facsimile to (703) 287-5801. If you have any other questions regarding the above, please contact Paula Novara via e-mail or by telephone at (703) 287-5885.

GLADSTONE CAPITAL CORPORATION	STOCK OPTIONS AMENDED
DATE:

TIME:

			GRANT	AMEND	EXPIRATION
NAME	ID	NUMBER	DATE	DATE	DATE	SHARES	PRICE	TOTAL PRICE
9/30/06